Registration No. _______________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________

PARADIGM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Wyoming	83-0211506
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9715 Key West Avenue
3rd Floor
Rockville, Maryland 20850
(Address of principal executive offices)

STANDALONE NON-QUALIFIED STOCK OPTION AGREEMENTS
(Full title of the plan)

Raymond A. Huger
9715 Key West Avenue
3rd Floor
Rockville, Maryland 20850
(Name and address of agent for service)

(301) 468-1200
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.01 par value	2, 047,000(1) 500,000	$1.70(2) $2.50(2)	$3,479,900 $1,250,000	$372.35 $133.75

(1)
This Registration Statement also registers additional securities to be offered or issued upon adjustments or changes made to registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Based upon the exercise price of the options in respect of which the shares may be issued, in accordance with Rule 457(h) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement: (i) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed on March 31, 2006 (File No. 000-30271); and (ii) the description of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), contained in the Registrant’s Registration Statement on Form SB-2 filed on February 11, 2005 (File No. 333-122777), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the standalone non-qualified stock option agreements meeting the requirements of Section 10(a) of the Securities Act.

Item 4. Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant retains the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of the Registrant. No indemnification may be made (i) if a person is adjudged liable unless a court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval, or (iii) expenses incurred in defending any action without court approval.

Section 17-16-851 of the Wyoming Business Corporation Act authorizes indemnification of a director against liability when the individual is a party to a proceeding because he is a director if (i) he conducted himself in good faith, (ii) he reasonably believed that his conduct was in or at least not opposed to the corporation's best interests (or the participants and beneficiaries of an employee benefit plan’s interests, as applicable), and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted if the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described above. Unless ordered by a court, a corporation may not indemnify a director in the following two situations: (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct discussed above or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

Section 17-16-852 of the Wyoming Business Corporation Act provides that a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. In addition, Section 17-16-853 of the Wyoming Business Corporation Act provides that a corporation may also, before final disposition, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation (i) a written affirmation of his good faith belief that he has met the standard of conduct described above or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation and (ii) a written undertaking to repay any funds advanced if the director is not entitled to mandatory indemnification under Section 17-16-852 of the Wyoming Business Corporation Act and it is ultimately determined that he has not met the requisite standard of conduct. Section 17-16-854 of the Wyoming Business Corporation Act also provides for court ordered indemnification and advances for expenses in certain circumstances.

Pursuant to Section 17-16-856 of the Wyoming Business Corporation Act, a corporation may likewise indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer. However, if he is an officer but not a director (or he is also a director if the basis on which he is made a party is an act or omission solely as an officer), the corporation may also indemnify or advance expenses to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for (i) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (ii) liability arising out of conduct that constitutes one of the following: receipt by him of a financial benefit to which he is not entitled, an intentional infliction of harm on the corporation/shareholders or an intentional violation of criminal law. A corporation may also indemnify and advance expenses to a current or former officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

The Registrant maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving in such capacities. Such insurance provides coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the indemnification provisions of the Articles of Incorporation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Amended and Restated Articles of Incorporation	10-Q	000-0271	3.1	May 15, 2006
4.2	By-laws	10-Q	000-0271	3.2	May 15, 2006
5.1	Opinion of Rogers & Rogers, P.C., as to the legality of the shares being registered					X
23.1	Consent of Aronson & Company					X
23.2	Consent of Rogers & Rogers, P.C. (Included in the Opinion filed as Exhibit 5.1)					X
24.1	Power of Attorney (set forth on the signature page of this Registration Statement)					X

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

* * *

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, Maryland, on this 7th day of June, 2006.

PARADIGM HOLDINGS, INC.

By: /s/ Raymond A. Huger
Name: Raymond Huger
Title:   Chief Executive Officer and
Chairman of the Board of Directors

By: /s/ Richard Sawchak
Name: Richard Sawchak
Title:   Vice President, Chief Financial Officer and Chief
Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond Huger his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documentation in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

/s/ Raymond A. Huger Raymond Huger	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 7, 2006

/s/ Peter B. LaMontagne Peter B. LaMontagne	President and COO	June 7, 2006

/s/ Richard Sawchak Richard Sawchak	Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	June 7, 2006

/s/ Francis X. Ryan Francis X. Ryan	Director	June 7, 2006

/s/ John A. Moore John A. Moore	Director	June 7, 2006

/s/ Edwin Mac Avery Edwin Mac Avery	Director	June 7, 2006

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Amended and Restated Articles of Incorporation	10-Q	000-0271	3.1	May 15, 2006
4.2	By-laws	10-Q	000-0271	3.2	May 15, 2006
5.1	Opinion of Rogers & Rogers, P.C., as to the legality of the shares being registered					X
23.1	Consent of Aronson & Company					X
23.2	Consent of Rogers & Rogers, P.C. (Included in the Opinion filed as Exhibit 5.1)					X
24.1	Power of Attorney (set forth on the signature page of this Registration Statement)					X